Exhibit 16.1
A PROFESSIONAL SERVICES FIRM
Certified Public Accountants
Business Consultants

Micheal A. DeCoria, CPA
Jeffrey R. Maichel, CPA
Devid W. Teague, CPA P | 509.535.3503 F | 509.535.9391
7307 N. Division, Suite 222
dm-t	Spokane, Washington 99208
decoria • maichel • teague	www.dm-t.com
December 30, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Dear Sirs/Madams:
We have read Item 4.01 of Superior Silver Mines, Inc.’s (the “Company”) Form 8-K dated December 30, 2010, and are in agreement with the statements relating only to DeCoria, Maichel & Teague P.S. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.
Very truly yours

DeCoria, Maichel & Teague, P.S.
“It is only when our clients believe they have received service that is worth what they have paid... and more... that we have made a difference.”